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                                                                   EXHIBIT 10.12


                         AMENDED AND RESTATED AGREEMENT

         THIS AMENDED AND RESTATED AGREEMENT (this "Agreement"), made and entered into this 5th day of February 2002, by and between Associated Materials Incorporated, a Delaware corporation ("AMI"), and MICHAEL CAPORALE, JR. ("CAPORALE").

                                  WITNESSETH:

         WHEREAS, AMI and CAPORALE are parties to an Agreement, dated December 18, 1999 (the "Prior Agreement"), setting forth the terms and conditions of CAPORALE's employment with AMI; and

         WHEREAS, AMI and CAPORALE each desire to amend and restate in its entirety the Prior Agreement as set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, AMI hereby agrees to continue to employ CAPORALE and CAPORALE hereby agrees to continue to be employed by AMI upon the terms and conditions hereinafter set forth.

1. Employment. AMI agrees to employ CAPORALE and CAPORALE agrees to be employed by AMI as President and Chief Executive Officer of Alside, a division of AMI ("Alside"). CAPORALE's duties and responsibilities shall be those traditionally associated with the president and chief executive officer of a corporation. CAPORALE shall not be required to report to anyone other than the President of AMI or Board of Directors of AMI.

2. Compensation.

         (a) Base Salary. CAPORALE shall be paid a base salary of $475,000 per annum to be reviewed annually by the Board of Directors of AMI. CAPORALE's salary shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the normal payroll procedures of AMI.

         (b) Bonus Payments. For calendar year 2002 and for each calendar year thereafter during the term of this Agreement, CAPORALE shall be paid a cash bonus equal to 0.0079 times Alside's earnings before income taxes and after interest expense allocated to Alside, as determined by AMI consistent with AMI's past practice. On or prior to December 31 of each calendar year, AMI will pay CAPORALE an amount equal to 90% of CAPORALE's estimated bonus, as reasonably determined by AMI and consistent with this Section 2(b). The final bonus amount will be determined, and any supplemental payment (or reimbursement of any over payment) will be made at such times as other bonuses are paid to Alside's executives.




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3. Benefits.

         (a) Benefit Plans. CAPORALE shall participate in all benefit programs and plans provided to other Alside executives in accordance with the terms and conditions of those programs and plans. Such benefits currently include medical, dental, short and long-term disability and group life insurance, an employee spending account, employee stock purchase plan, and the Alside 401(k) Plan. CAPORALE's group life insurance benefit shall be two times his base salary and cash bonus for the preceding calendar year, adjusted annually on or before March 31st of each year; provided, however, that the amount of CAPORALE's group life insurance benefit shall not exceed the maximum life insurance benefit permitted for any individual under Alside's then-current group life insurance plan.

         (b) Car Allowance. CAPORALE shall be paid a car allowance as provided to other executives of Alside. Currently the car allowance is $1,000 per month. Such allowance shall be paid by AMI to CAPORALE on the last business day of each month or on such other day during the month as these payments are made to other executives of Alside.

         (c) Club Membership. AMI shall reimburse CAPORALE for monthly dues and business related expenses in connection with his country club membership throughout the term of this Agreement.

4. Vacations. CAPORALE shall be permitted to take vacation time in each calendar year as determined by the Board of Directors of AMI. CAPORALE shall be entitled to four weeks paid vacation during each calendar year. In addition, CAPORALE shall be entitled to such holidays as may be established by Alside for employees generally and a reasonable number of personal and sick days not inconsistent with the performance of his duties hereunder.

5. Term of Employment. This Agreement shall be effective when executed by both CAPORALE and AMI and shall expire on the close of business on December 31, 2004; provided, however, that commencing on January 1, 2005 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the immediately preceding year, either AMI or CAPORALE shall have given written notice that it or he, as the case may be, does not desire to have the term of this Agreement extended.

6. Termination. The employment relationship between AMI and CAPORALE created hereunder shall terminate before the expiration of the term of this Agreement upon the occurrence of any one of the following events:

         (a) Mutual Agreement. Upon mutual written agreement between CAPORALE and AMI. Any severance hereunder shall be payable as mutually agreed.

         (b) Death. Upon CAPORALE's death, AMI shall have no further obligations hereunder other than for amounts accrued and unpaid prior to the date of his death.

         (c) Termination by AMI for Cause. AMI may terminate this Agreement for Cause (as defined below). If CAPORALE's employment is terminated for Cause by AMI pursuant to this Section 6(c), AMI shall have no further obligations hereunder other than for amounts



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accrued and unpaid prior to the date of termination for Cause. As used herein,
"Cause" for termination by AMI shall mean that CAPORALE shall have (i) been convicted of a criminal violation involving fraud, embezzlement or theft; (ii) committed intentional wrongful damage to property of AMI or any subsidiary of AMI; or (iii) committed intentional wrongful disclosure of confidential information of AMI or any subsidiary of AMI, and any such act shall have been materially harmful to AMI. For purposes of this Agreement, no act or failure to act on the part of CAPORALE shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by CAPORALE not in good faith and without reasonable belief that CAPORALE's action or omission was in the best interest of AMI. Nothing herein will limit the right of CAPORALE or his beneficiaries to contest the validity of any determination by CAPORALE to terminate CAPORALE for Cause.

         (d) Termination by AMI Without Cause. AMI may terminate this Agreement at any time with or without Cause.

         (e) Termination by CAPORALE. CAPORALE may terminate this Agreement at any time with or without Good Reason (as defined).

         (f) Termination by CAPORALE for Good Reason. CAPORALE may terminate this Agreement and become entitled to the rights set forth in Section 6(g) hereof, if CAPORALE has Good Reason to terminate his employment with AMI. As used herein, "Good Reason" to terminate employment with AMI occurs if: (1) without his consent, duties are assigned to CAPORALE that are materially inconsistent with his current duties or with his position as President and Chief Executive Officer of Alside; (2) without his consent, duties and responsibilities previously performed by CAPORALE are substantially reduced or assigned to others; or (3) AMI breaches any of its material obligations under this Agreement, including without limitation payment obligations and obligations to provide benefits and, in each case specified in clauses (1), (2) and (3) of this Section 6(f), AMI fails to cure any such alleged breach within 30 days after AMI receives written notice of such alleged breach from CAPORALE.

         (g) Severance Payments. In the event CAPORALE's employment has been terminated (x) by AMI without Cause, (y) by CAPORALE for Good Reason or (z) as a result of AMI giving CAPORALE written notice that it does not desire to have the term of this Agreement extended pursuant to Section 5 hereof, CAPORALE shall receive the following:

                  (i) An amount equal to three times CAPORALE's then-current base salary;

                  (ii) An amount equal to three times CAPORALE's annual cash incentive payment (determined by reference to the highest cash incentive payment received by CAPORALE for services rendered in any calendar year during the three full calendar years immediately prior to the termination of his employment).

                  (iii) If CAPORALE's employment is terminated after June 30 of any calendar year, an additional payment in an amount equal to the cash bonus (calculated in accordance with Section 2(b) hereof) based upon Alside's earnings for the then-current calendar year from January 1 through the end



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                           of the last full calendar month immediately prior to
                           the effective date of his termination of employment and budgeted Alside earnings for the remaining full calendar months of that calendar year. The actual bonus payment will be prorated on the actual number of days CAPORALE was employed by AMI during the calendar year in which his employment with AMI was terminated.

                  (iv) For a period of three years following the effective date of the termination of his employment with AMI, AMI will provide or arrange to provide CAPORALE with the benefits he was receiving pursuant to Section 3 hereof on the effective date of the termination of his employment (other than stock options, stock purchase or similar stock-based benefits). Notwithstanding the foregoing, benefits otherwise receivable by CAPORALE pursuant to this Section 6(g)(iv) will be reduced to the extent comparable benefits are actually received by CAPORALE from another employer during the three-year period following CAPORALE's termination of employment, and any such benefits actually received by CAPORALE shall be reported by CAPORALE to AMI.

                  (v) The options to purchase 100,000 shares of AMI's common stock granted to CAPORALE in 2000 under
                           Section 2(d) of the Prior Agreement (the "Options") shall become fully and immediately vested and the Options shall remain exercisable for 10 years from the grant date, as provided in the agreement under which the Options were granted.

7. Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided to CAPORALE under this Agreement (or any other agreement to which CAPORALE is a party, including any stock option agreement) would be an "Excess Parachute Payment," within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment. The determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence shall be made at the expense of AMI, if requested by the CAPORALE or AMI, by a firm of independent accountants or a law firm selected by AMI and reasonably acceptable to CAPORALE. The fact that CAPORALE's right to payments or benefits may be reduced by reason of the limitations contained in this Section 7 shall not of itself limit or otherwise affect any other rights of CAPORALE other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 7, CAPORALE shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this
Section 7. AMI shall provide CAPORALE with all information reasonably requested by CAPORALE to permit CAPORALE to make such designation. In the event that CAPORALE fails to make such designation within 10 business days of the date of his termination of employment, AMI may effect such reduction in any manner it deems appropriate.



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8. Trade Secrets. CAPORALE recognizes and acknowledges that during his term of employment hereunder, he will come into possession of trade secrets, customer lists, and other confidential information in connection with the business of AMI and Alside. CAPORALE agrees that he will not at any time disclose to any other third party any trade secrets, business policies or other confidential information pertaining to AMI's or Alside's business.

9. Legal Fees and Expenses.

         (a) It is the intent of AMI that CAPORALE not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of CAPORALE's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to CAPORALE under this Agreement. Accordingly, if it should appear to CAPORALE that AMI has failed to comply with any of its obligations under this Agreement or in the event that AMI or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, CAPORALE the benefits provided or intended to be provided to CAPORALE hereunder, AMI irrevocably authorizes CAPORALE from time to time to retain counsel of CAPORALE's choice, at the expense of AMI as hereafter provided, to advise and represent CAPORALE in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against AMI or any director, officer, stockholder or other person affiliated with AMI, in any jurisdiction. Without respect to whether CAPORALE prevails, in whole or in part, in connection with any of the foregoing, AMI will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by CAPORALE in connection with any of the foregoing; provided that, in regard to such matters, CAPORALE has not acted in bad faith or with no colorable claim of success. The fees and expenses of counsel solicited from time to time by CAPORALE shall be paid, or reimbursed to CAPORALE if paid, as promptly as practicable (and in any event within 15 calendar days) upon presentation of a statement or statements prepared by such counsel in accordance with its customary practices.

         (b) Notwithstanding anything contained in this Agreement to the contrary, the provisions of Section 9(a) shall not be operative unless and until a Change in Control (as defined herein) occurs. Upon the occurrence of a Change in Control, the provisions of Section 9(a) shall become immediately operative without further action.

10. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

         (a) "Change in Control" means any transaction or series of transactions, the result of which causes any person (as the term "person" is used in Section 13(d)(3) of the Securities Exchange Act (any such person being hereafter referred to as a "Person"), other than one or more members of the Winspear Family, to become the beneficial owner (as the term "beneficial owner" is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Securities Exchange Act) of securities representing more than 50% of the combined voting power of the then-outstanding Voting Stock of AMI. For the purpose of this Agreement, any



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Person (including any member of the Winspear Family) shall be deemed to beneficially own shares of Voting Stock of AMI held directly or indirectly in accordance with Rule 13d-3.

         (b) "Voting Stock" means securities entitled to vote generally in an election of directors.

         (c) "Winspear Family" means William W. Winspear, his affiliates (including the Winspear Family Limited Partnership and Winspear Family Investments Ltd.), the members of his immediate family (as the term "immediate family" is defined in Rule 16a-1(e) or any successor rule under the Securities Exchange Act), any trust established for the benefit of William W. Winspear or members of his immediate family and any private charitable foundation controlled by William W. Winspear or members of his immediate family.

11. Miscellaneous.

         (a) Successors Bound. This Agreement shall be binding upon AMI and CAPORALE and their respective heirs, executors, administrators or successors in interest.

         (b) Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service or facsimile transmission (with electronic confirmation of successful transmission) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

         If to AMI:                 Associated Materials Incorporated
                                    2200 Ross Avenue
                                    Dallas, Texas 75201
                                    Facsimile number:  214.220.4607
                                    Attention:  President

         If to CAPORALE:            Michael Caporale, Jr.
                                    3668 Shetland Trail
                                    Richfield, Ohio  44266
                                    Facsimile number:  330.922.5373

         (c) Governing Law. This Agreement shall be governed by and construed in accordance with the internal law, and not the law of conflicts, of the State of Ohio.

12. Indemnification. AMI acknowledges that AMI and CAPORALE are parties to an Indemnification Agreement, dated as of August 20, 2000, providing for the indemnification of CAPORALE by AMI.

13. Prior Agreement. This Agreement supercedes the Prior Agreement, which Prior Agreement shall, without further action, be terminated as of the date hereof.



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         The parties have caused this Agreement to be duly executed and delivered as of the date first written above.

                                 ASSOCIATED MATERIALS INCORPORATED

                                 By: /s/ William W. Winspear
                                     -------------------------------------------
                                     William W. Winspear, Chairman of the Board,
                                     President and Chief Executive Officer




                                 /s/ Michael Caporale, Jr.
                                 -----------------------------------------------
                                 Michael Caporale, Jr.



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